Exhibit 99.3
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information presents the unaudited pro forma condensed combined statements of income for the fiscal year ended September 30, 2013 and six months ended March 31, 2014, based upon the combined historical financial statements of ADDvantage Technologies Group, Inc. (“ADDvantage” or the “Company”) and Nave Communications Company (“Nave Communications”).

The following unaudited pro forma condensed combined financial statements of income have been prepared to give effect to the completed acquisition.  The unaudited pro forma condensed combined statements of income for the fiscal year ended September 30, 2013 and the six months ended March 31, 2014 gives effect to the acquisition as if it had occurred on October 1, 2012.  The unaudited pro forma condensed combined statements of income are derived from the unaudited historical financial statements of ADDvantage and Nave Communications for the fiscal year ended September 30, 2013 and the six months ended March 31, 2014.

The unaudited pro forma condensed combined financial statements of income are provided for informational purposes only and do not purport to be indicative of the Company’s combined financial position or combined results of operations which would actually have been obtained had such transactions been completed as of the date or for the periods presented, or of the combined financial position or combined results of operations that may be obtained in the future.  The unaudited pro forma condensed combined financial statements do not include any adjustments regarding liabilities incurred or cost savings achieved resulting from the integration of the companies, as management is in the process of assessing what, if any, future actions are necessary.

The acquisition transaction was accounted for under the acquisition method of accounting.  Under the acquisition method of accounting, the total estimated purchase price, calculated as described in Note 3 to the unaudited pro forma condensed combined financial statements, is allocated to the tangible and intangible assets acquired and liabilities assumed in connection with the acquisition, based on their estimated fair values as of the effective date of the acquisition.  The unaudited pro forma condensed combined financial statements reflect depreciation and amortization estimates, which are preliminary as our identification of the assets and liabilities acquired, and the fair value determinations thereof, for the acquisition has not been completed.  There is no guarantee that the preliminary fair value estimates, and consequently the unaudited pro forma condensed combined statements of income, will not change.  To the extent that the final acquisition accounting results in an increased allocation of goodwill recorded, this amount would not be subject to amortization, but would be subject to annual impairment testing.  To the extent that the final acquisition accounting results in a change to the preliminary computation of amortizable intangible assets, the amount would be subject to amortization, which would result in an increase or a decrease to the estimated pro forma income reflected in the accompanying unaudited pro forma condensed combined statements of income.  The Company has one year from the date of the acquisition to finalize the purchase price allocation.

The unaudited pro forma condensed combined statements of income should be read in conjunction with the historical audited and unaudited consolidated financial statements and related notes of ADDvantage, the section entitled Management’s Discussion and Analysis of Financial Condition and Results of Operations contained in ADDvantage’s Annual Report on Form 10-K/A for the fiscal year ended September 30, 2013, filed on December 16, 2013, and ADDvantage’s Quarterly Report on Form 10-Q for the three and six months ended March 31, 2014, filed on May 14, 2014, and the audited historical financial statements and related notes of Nave as of September 30, 2013 (Exhibit 99.1).

ADDVANTAGE TECHNOLOGIES GROUP, INC.
CONDENSED COMBINED STATEMENT OF INCOME
(UNAUDITED)

(In thousands, except per share amounts)	Year Ended September 30, 2013
	ADDvantage	Nave	Pro forma Adjustments		Note 5	Pro forma Combined

Sales	$28,677	$13,024	$	−		$41,701
Cost of sales	19,968	7,201		−		27,169
Gross profit	8,709	5,823		−		14,532
Operating, selling, general and administrative expenses	5,813	5,638		67	a)	11,518
Operating income (loss)	2,896	185		(67)		3,014
Interest expense	26	46		200	b)	272
Income (loss) before income taxes	2,870	139		(267)		2,742
Provision (benefit) for income taxes	1,011	52		(102)	c)	961
Income (loss) from continuing operations	1,859	87		(165)		1,781
Loss from discontinued operations	(190)	−		−		(190)
Net income (loss)	$1,669	$87		$(165)		$1,591

Earnings (loss) per share:
Basic
Continuing operations	$0.18					$0.18
Discontinued operations	(0.01)					(0.02)
Total	$0.17					$0.16
Diluted
Continuing operations	$0.18					$0.18
Discontinued operations	(0.01)					(0.02)
Total	$0.17					$0.16

Weighted average shares used in per share calculation:
Basic	10,052,359					10,052,359
Diluted	10,052,359					10,052,359

ADDVANTAGE TECHNOLOGIES GROUP, INC.
CONDENSED COMBINED STATEMENT OF INCOME
(UNAUDITED)

(In thousands, except per share amounts)	Six Months Ended March 31, 2014
	ADDvantage	Nave	Pro forma Adjustments		Note 5	Pro forma Combined

Sales	$13,368	$7,131	$	−		$20,499
Cost of sales	9,652	4,020		−		13,672
Gross profit	3,716	3,111		−		6,827
Operating, selling, general and administrative expenses	3,857	3,051		(636)	a)	6,272
Operating income (loss)	(141)	60		636		555
Interest expense	27	35		100	b)	162
Income (loss) before provision for income taxes	(168)	25		536		393
Provision (benefit) for income taxes	(88)	10		209	c)	131
Income (loss) from continuing operations	(80)	15		327		262
Loss from discontinued operations	(591)	−		−		$(591)
Net income (loss)	$(671)	$15		$327		$(329)

Earnings (loss) per share:
Basic
Continuing operations	$(0.01)					$0.03
Discontinued operations	(0.06)					(0.06)
Total	$(0.07)					$(0.03)
Diluted
Continuing operations	$(0.01)					$0.03
Discontinued operations	(0.06)					(0.06)
Total	$(0.07)					$(0.03)

Weighted average shares used in per share calculation:
Basic	10,001,655					10,001,655
Diluted	10,001,655					10,001,655

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Note 1 - Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial statements of income have been prepared by ADDvantage Technologies Group, Inc. (“ADDvantage” or the “Company”) pursuant to the rules and regulations of the Securities and Exchange Commission for the purposes of inclusion in the Company’s Form 8-K/A prepared and filed in connection with the acquisition.

Certain information and certain disclosures normally included in financial statements prepared in accordance with U.S. generally accepted accounting principles (GAAP) have been condensed or omitted pursuant to such rules and regulations. However, the Company believes that the disclosures provided herein are adequate to make the information presented not misleading.

The following unaudited pro forma condensed combined financial statements of income have been prepared to give effect to the completed acquisition. The unaudited pro forma condensed combined statements of income for the fiscal year ended September 30, 2013 and six months ended March 31, 2014 gives effect to the acquisition as if it had occurred on October 1, 2012. The unaudited pro forma condensed combined statements of income are derived from the unaudited historical financial statements of ADDvantage and Nave Communications for the fiscal year ended September 30, 2013 and six months ended March 31, 2014.

The unaudited pro forma condensed combined financial statements are provided for informational purposes only and do not purport to be indicative of the Company’s combined financial position or combined results of operations which would actually have been obtained had such transactions been completed as of the date or for the periods presented, or of the combined financial position or combined results of operations that may be obtained in the future.

Note 2 – Description of Transaction

On February 28, 2014, the Company acquired all of the outstanding common stock of Nave Communications, a telecommunications distributor of quality used telecommunication networking equipment and a recycler of surplus and obsolete telecommunications equipment.  This acquisition, along with its retained management team, will diversify the Company’s business outside of the cable television industry and will also allow the Company to capitalize on growth opportunities in both the cable television and telecommunication industries.

Note 3 – Preliminary Purchase Price Allocation

On February 28, 2014, ADDvantage completed the acquisition. The unaudited pro forma combined financial statements of income have been prepared to give effect to the completed acquisition, which was accounted for under the acquisition method of accounting. The preliminary estimated purchase price for Nave Communications includes the following:

Upfront cash payments, net of cash received	$10,011,080
Deferred guaranteed payments (a)	2,744,338
Working capital purchase adjustment	(380,433)
Net purchase price	$12,374,985

(a)
This amount represents the present value of $3.0 million in deferred payments, which will be paid in equal annual installments over the next three years.  These deferred payments are recorded in other current liabilities ($1.0 million) and other long-term liabilities ($1.7 million).

The Company will also make annual earn-out payments over the next three years equal to 70% of Nave Communications’ annual EBITDA in excess of $2.0 million per year.  The Company will recognize the expense ratably over the three year period as compensation expense.

Under the acquisition method of accounting, the total estimated purchase price is allocated to Nave Communications’ net tangible and intangible assets acquired and liabilities assumed based on their estimated fair values as of February 28, 2014, the effective date of the acquisition. Any remaining amount is recorded as goodwill.

The following summarizes the preliminary purchase price allocation of the fair value of the assets acquired and the liabilities assumed at February 28, 2014:
(in thousands)
Assets acquired:
Cash and cash equivalents	$113
Accounts receivable	1,651
Inventories	2,287
Property and equipment, net	294
Other non-current assets	120
Intangible assets	9,274
Goodwill	920
Total assets acquired	14,659

Liabilities assumed:
Accounts payable	1,811
Accrued expenses	284
Capital lease obligation – current portion	21
Capital lease obligation	55
Total liabilities assumed	2,171
Net assets acquired	12,488
Less cash acquired	113
Net purchase price	$12,375

The acquired intangible assets of approximately $9.3 million consist primarily of customer relationships, technology, trade name, and non-compete agreements with the former owners.

The Company has one year from the date of the acquisition to finalize the purchase price allocation, and there may be a material change in the purchase price allocation as presented.  The Company is still working with its valuation experts on the valuation of identifiable intangibles and inventories for which any change may impact the goodwill amount recorded.  If information becomes available which would indicate material adjustments are required to the preliminary purchase price allocation, such adjustments will be included in the purchase price allocation retrospectively.

Note 4 – Line of Credit and Notes Payable

In connection with the acquisition of Nave, ADDvantage entered into a $5.0 million term loan.  The term loan is a five year term loan with a seven year amortization payment schedule.  The interest rate is a fixed rate of 4.07%.

Note 5 - Pro Forma Adjustments

Pro forma adjustments are made to reflect the estimated purchase price, to adjust amounts related to Nave Communications’ net assets and liabilities.

The specific pro forma adjustments included in the unaudited pro forma condensed combined income statements are as follows:

a)	To record the following adjustments:
1) An increase in amortization expense due to the preliminary valuation of Nave Communications’ intangible assets at fair value as follows (in thousand):

	Fair Value	Useful Life (in years)	For the year ended September 30, 2013	For the six months ended March 31, 2014
Customer relationships	$5,353	10	$536	$268
Technology	2,153	7	308	154
Trade name	1,537	10	154	77
Non-compete agreements	231	3	77	39
	$9,274		$1,075	$538

2) A decrease in general and administrative expenses of $1.6 million and $0.9 million for the year ended September 30, 2013 and six months ended March 31, 2014, respectively, related to various reductions in personnel costs, including management bonuses and salary reductions, as well as professional services.

3) An increase in general and administrative expenses of $0.6 million for the year ended September 30, 2013 and a corresponding decrease of $0.6 million for the six months ended March 31, 2014 for acquisition-related costs assuming that the acquisition occurred October 1, 2012.

4) An increase in general and administrative expenses of $0.3 million for the six months ended March 31, 2014 for the annual earn-out payment. No adjustment to general and administrative expenses was necessary for the year ended September 30, 2013 as the pro forma Nave Communications EBITDA did not exceed the $2.0 million annual target.

b)
In connection with the acquisition of Nave, ADDvantage entered into a $5.0 million term loan under the Credit and Term Loan Agreement.  The term loan is a five year term loan with a seven year amortization payment schedule.  The term loan outstanding balance is $4.9 million at March 31, 2014 and is due March 4, 2019, with monthly principal and interest payments of $68,505.  The interest rate is a fixed rate of 4.07%.  The increase in interest expense was $0.2 million and $0.1 million for the year ended September 30, 2013 and six months ended March 31, 2014, respectively.

c)	To record the tax effect of an assumed statutory income tax rate of 38% on all adjustments.

Note 6 - Pro Forma Earnings Per Share

The pro forma basic and diluted earnings per share is based on the weighted average number of shares of ADDvantage’s stock outstanding during the period. No shares of ADDvantage’s stock were issued as consideration in the acquisition.